WESTVACO

                                   January 27, 1995



We are surprised that Institutional Shareholder Services, Inc.
recommends a vote against our 1995 Salaried Employee Stock
Incentive Plan.  We ask for your support for the plan by voting
FOR Proposal 3 on our proxy.

The 1995 plan seeks authorization for less than 5% of the outstanding shares to maintain our conventional program of equity-based incentive compensation. Our last stock incentive plan was approved in 1988 by over 85% of the outstanding shares.

The 1995 plan, approved by a committee of independent directors, contains no unusual features, such as option reloads, option repricing or discount options. It reaches deep into our salaried organization, and provides incentive for more than 300 employees each year. The plan also provides the flexibility of offering a limited number of restricted stock grants. We have no present intention of making restricted stock grants. These were provided in response to uncertainty as to action contemplated by the Financial Accounting Standards Board with respect to option plans.

It is important to state that the 1995 plan and its predecessors have represented our only form of incentive compensation, designed so that eligible employees do not benefit unless shareholders do. Westvaco does not pay bonuses.

We are proud of the long-term performance of the company in terms of shareholder rewards. As noted in our proxy statement, the total return to our shareholders over a 28-year period was more than one and one-half times that of the S&P 500 and excellent in terms of performance in our industry.

We are troubled by ISS' calculations which are difficult to understand and impossible for us to duplicate. Several of the claims made in ISS' report conflict with our experience and with logic. For example, the $79 million ISS calculates as a Potential Shareholder Wealth Transfer overlooks the fact that, if eligible employees actually benefited by $25.00 per option share, then the holders of 67 million shares would receive a $1.7 billion increase in value. That would be a wonderful generation of shareholder wealth in which eligible employees would benefit only in proportion to the benefit to shareholders.

We are an organization with conservative compensation policies, and we are convinced of the benefits of our conventional option program which ties our eligible employees' interests directly to those of our shareholders. Accordingly we believe Proposal 3 deserves strong shareholder support.


                           /s/John W. Hetherington
                              John W. Hetherington
                              Vice President and
                                Corporate Secretary


Westvaco Building
299 Park Avenue
New York, NY  10171
Telephone 212 688 5000